CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

     Nu Skin Asia Pacific, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, Does Hereby Certify:

     First: That the Board of Directors of Nu Skin Asia Pacific, Inc. duly adopted a resolution setting forth a proposed amendment of the Certificate of Incorporation of the corporation, declaring the proposed amendment to be advisable and in the best interest of the corporation and its stockholders, and directing that the proposed amendment be considered at the next annual meeting of the stockholders of the corporation. The resolution setting forth the proposed amendment is as follows:

          Resolved, that Paragraph 1. of the Certificate of Incorporation of the Corporation is hereby amended, subject to stockholder approval, to read in its entirety as follows:

               "1. The name of the corporation is Nu Skin Enterprises, Inc. (the "Corporation")."

          Second: That thereafter, pursuant to resolution of its Board of Directors and upon the vote of its stockholders at the 1998 Annual Meeting of Stockholders, the necessary number of shares as required by statute were voted in favor of the amendment.

          Third: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by Steven J. Lund, President and Chief Executive Officer, and attested by Keith R. Halls, Secretary, this ____ day of May 1998.


                                      NU SKIN ASIA PACIFIC, INC.


                                      By:
                                         Steven J. Lund
                                         President and Chief Executive Officer


ATTEST:



Keith R. Halls
Secretary



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